Camber Energy, Inc. 8-K

Exhibit 99.1

Camber Energy, Inc. Announces That It Has Regained Compliance with Certain NYSE American Continued Listing Standards

FEBRUARY 19, 2019

HOUSTON, TX / ACCESSWIRE / February 19, 2019 / Camber Energy, Inc. (NYSE American: CEI) based in Houston, Texas, a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids, announced today it has received a letter of notification from the NYSE Regulation that it is back in compliance with three of the NYSE American continued listing standards as set forth in Part 10 of the NYSE American Company Guide (the “Guide”)(specifically Sections 1003(a)(i) through (iii) thereof, as discussed in greater detail below). The Company remains out of compliance with Section 1003(f)(v) of the Guide due to the price of the Company’s common stock.

Balance Sheet and Compliance with Certain of the NYSE American Continued Listing Standards

The previously announced closing of the N&B Energy transaction in 2018, which extinguished the Company’s bank debt, along with continued institutional investment allowed the Company to increase its total stockholders' equity above $2 million by the end of the third calendar quarter of 2018, representing an improvement in stockholders’ equity of over $30 million compared to the Company’s stockholders’ equity at the end of the second calendar quarter of 2018. The Company continues to identify opportunities that will further increase shareholders’ equity.

Notwithstanding the Company’s significant increase in stockholders’ equity through September 30, 2018, as discussed above, with less than a quarter to go before the NYSE American's extended deadline, the Company still needed to increase its stockholders’ equity by $4 million. Over the first 75 days of the quarter, the Company increased its stockholders’ equity through investments by an institutional investor. The result of these investments was that the Company had shareholders’ equity, as of December 31, 2018 (as shown in the Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on February 14, 2019 (the “Form 10-Q”)), in excess of $7.6 million, which exceeds the $6 million minimum amount of stockholders’ equity required by the NYSE American for the Company to meet the stockholders’ equity continued listing requirements of the NYSE American.

Following the Company’s Form 10-Q filing, on February 15, 2019, the Company received notification in a letter from the NYSE Regulation that the Company was back in compliance with three of the NYSE American’s continued listing standards.

The Interim CEO of Camber, Louis G. Schott, noted, “the Company is delighted to receive the letter of continuing listing stockholders’ equity compliance from the NYSE American. This is the culmination of a process that began in August of 2017. We are extremely excited about the resolution of this issue.”

Mr. Schott added, “Additionally, the Company is now better positioned for acquisition and merger opportunities of which we are actively evaluating.”

As previously reported, in 2017, the Company received notice from the NYSE American that the Company was not in compliance with Sections 1003(a)(i) through (iii) of the Guide. In order to maintain its listing on the NYSE American, the NYSE American had requested that the Company submit a plan of compliance addressing how the Company intended to regain compliance with Sections 1003(a)(i) through (iii) of the Guide by August 3, 2018. The plan was submitted timely and the NYSE American previously granted the Company until August 3, 2018, which date was subsequently extended until December 15, 2018, prior to being extended further to February 3, 2019, to regain compliance with the continued listing standards of the Guide. Specifically, pursuant to Sections 1003(a)(i) through (iii) of the Guide, the Company was required to have at least $6 million of stockholders’ equity as of February 3, 2019 to regain compliance with the NYSE continued listing standards, which stockholder’s equity, and related compliance, was confirmed by the filing of the Form 10-Q.

Notwithstanding our compliance with the NYSE American stockholders’ equity continued listing requirements, we are currently below compliance with the NYSE American continued listing requirement relating to low priced securities.

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Texas Panhandle as well as other basins. For more information, please visit the Company’s website at www.camber.energy.

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Camber to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; risks relating to funding we may never receive pursuant to the November 2018 Stock Purchase Agreement; risks relating to extensions and approvals provided by the NYSE American; risks related to potential future acquisitions or combinations; and other risks described in Camber’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company’s SEC filings are available at http://www.sec.gov.

CONTACT: info@camber.net

SOURCE: Camber Energy, Inc.